Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated November 2, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3S3

Principal Amount (in Specified Currency): $250,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: November 2, 2009

Original Issue Date: November 9, 2009

Stated Maturity Date: November 9, 2010

Initial Interest Rate: One month LIBOR determined on November 5, 2009, accruing from November 9, 2009

Interest Payment Dates: On the 9th of each calendar month and on the Stated Maturity Date

Net Proceeds to Issuer: $249,925,000

Agent's Discount or Commission: 0.03%

Agent: Banc of America Securities LLC

Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  1 month

Spread (+/-):  N/A
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: December 9, 2009

Interest Rate Reset Period: Monthly

Interest Reset Dates: Each Interest Payment Date.

Interest Rate Reset Cutoff Date: N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: See section of Prospectus Supplement dated March 10, 2009 titled "United States Federal Income Taxation -Tax
Consequences to U.S. Holders - Short-Term Notes."

Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:
$1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Settlement

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.